Exhibit 99.1

NEWS

For Immediate Release

For additional information contact:

Marty Schwenner

Vice President, Chief Financial Officer

Magnetek, Inc.

262-703-4282

mschwenner@magnetek.com

Magnetek, Inc. Receives Notice from NYSE of

Non-Compliance with Continued Listing Standards

Menomonee Falls, Wis., December 2, 2008 —Magnetek, Inc. (“Magnetek” or the “Company”) announced today that, on November 26, 2008, the Company received official notification from NYSE Regulation, Inc. of non-compliance with the continued listing standards of the New York Stock Exchange (“NYSE”).   The Company is considered below criteria established by the NYSE because the Company’s total market capitalization has been less than $75 million over a consecutive 30 trading-day period and its last reported shareholders’ equity was less than $75 million.

In accordance with NYSE procedures, the Company has 45 days from the receipt of the notice to submit a business plan to the NYSE demonstrating how it intends to regain compliance with the NYSE’s continued listing standards within 18 months.  Magnetek intends to develop and submit such a plan within the required time frame.  The stock will continue to trade on the NYSE during the interim period, subject to the Company’s compliance with other NYSE continued listing requirements.

Magnetek, Inc. manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., Canonsburg, Pa. and Mississauga, Ontario, Canada as well as Menomonee Falls. On August 13, 2008, the Company reported revenues of $100 million for its 2008 fiscal year, which ended June 29, 2008.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control, including (1) difficulty in the timely development of a plan to achieve compliance that is acceptable to the NYSE, and (2) the potential for the Company to be considered below criteria with respect to other NYSE listing standards.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.